AMENDMENT 6 TO SHARE PURCHASE AGREEMENT AND OPTION AGREEMENT

THIS AMENDMENT NO. 6 (“Agreement”) is made and entered into as of the 16th day of December 2015 to a SHARE PURCHASE AGREEMENT, dated as of January 20, 2015, as amended as of March 27, 2015 and as further amended on the 1st day of June 2015 and on the 10th day of July 2015, on September 30, 2015, and on November 6, 2015 (collectively, the “Purchase Agreement”) by and among: K LASER TECHNOLOGY, INC., a Taiwan corporation, (“K Laser”), the other Persons who are listed as Majority Shareholders on Exhibit A-1 to the Purchase Agreement; 寶萊特科技股份有限公司（BOXLIGHT DISPLAY, INC.), a corporation organized under the laws of Taiwan (the “Purchaser”); BOXLIGHT CORPORATION (formerly, LOGICAL CHOICE CORPORATION), a corporation organized under the laws of the State of Nevada, United States (the “Parent”); and VERT CAPITAL CORP., a corporation organized under the laws of the State of Delaware, United States (“Vert”).

Reference is also made to an OPTION AGREEMENT, dated as of January 20, 2015, as amended as of March 27, 2015 and as further amended as of June 1, 2015 and on the 10th day of July 2015, on September 30, 2015, and on November 6, 2015 (collectively, the “Option Agreement”) by and among: K Laser; the other Persons who are listed as the shareholders of EVEREST DISPLAY, INC., a corporation organized under the laws of Taiwan (“EDI") on Exhibit A ("Majority Shareholders”); the Participating Minority Shareholders (as defined in the Purchase Agreement); Parent and Vert. K Laser, the other Persons who are listed as Majority Shareholders and the Participating Minority Shareholders (as defined in the Purchase Agreement) are hereinafter collectively referred to as the “Option Holders.”

1. Pursuant to ARTICLE III of the Purchase Agreement and for the purposes of ARTICLES I, II, V, VI, VIII and X of the Purchase Agreement, K Laser has been appointed as the Shareholders’ Representative (the “Shareholders’ Representative”) by the Selling Parties (as defined in the Purchase Agreement)). In addition, the Option Agreement acknowledges that K Laser had been appointed as Shareholders Representative.

2. This Agreement will acknowledge that all references in the Purchase Agreement and Option Agreement to “Boxlight Display, Inc., a Taiwan corporation” or the “Purchaser” be, and the same is hereby amended to replace Boxlight Display, Inc. with the term “Boxlight Holdings, Ltd., a Taiwan corporation” and all references in the Purchase Agreement and the Option Agreement to the “Purchaser” shall mean and include only Boxlight Holdings, Ltd.

3. This Agreement will further acknowledge that as at the date of execution of the original Purchase Agreement in January 2015, Logical Choice Corporation (now Boxlight Corporation), a Nevada corporation did not own any of the share capital of Boxlight Holdings, Ltd.

4. Section 1.5 of the Purchase Agreement is deleted in its entirety and is replaced by the following Section 1.5:

1.5 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the sale and purchase of the Subject Shares and related transactions under the Option Agreement referred to herein (the “Closing”) will take place at 10:00 a.m., Taiwan time, immediately after the consummation of a “Liquidity Event” defined herein and after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Closing set forth herein (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Pamir Law, attorneys at law, and Taiwan counsel to the Purchaser in Taipei, Taiwan, unless another place is agreed to in writing by the parties hereto, and the actual date of the Closing is hereinafter referred to as the “Closing Date.” Notwithstanding the foregoing, if the Liquidity Event and the Closing do not occur prior to January 15, 2016, the Shareholders’ Representative shall have the option to terminate this Agreement unless otherwise agreed to between the Shareholders’ Representative, the Purchaser and the Parent.

5. Section 1.4 of the Option agreement is deleted in its entirety and is replaced by the following Section 1.4:

1.4 Closings.

Upon the terms and subject to the conditions set forth herein, exercise of the Option and the closing of the issuance and sale and the purchase of the Option Shares and related transactions under this Option Agreement (the “Closing”) will take place at 10:00 a.m., Taiwan time, on a date which shall be simultaneous with the Closing Date of the transactions contemplated by the Share Purchase Agreement. The Closing shall be held at the offices of Pamir Law, attorneys at law, and Taiwan counsel to the Company, in Taipei, Taiwan, unless another place is agreed to in writing by the parties hereto, and the actual date of the Closing is hereinafter referred to as the “Closing Date.” Notwithstanding the foregoing, in no event shall the Closing of the exercise of the Option be earlier than or later than the Closing Date under the Share Purchase Agreement, and, unless otherwise agreed to by the Company and the “Shareholders Representative” (as defined in the Share Purchase Agreement), in no event shall such Closing of the exercise of the Option be later than January 15, 2016 “Outside Closing Date” under the Share Purchase Agreement.

6. Section 1.6(a) of the Purchase Agreement under the definition of “Liquidity Event” is deleted in its entirety and is replaced by the following Section 1.6(a):

“(a) the sale, in an underwritten public offering led by a nationally recognized underwriting firm pursuant to an effective registration statement on Form S-1 under the Securities Act of 1933, of Parent Common Stock (an “IPO”) and such firm commitment underwritten public offering covering all of the following elements: (i) a minimum of $3,000,000 of gross proceeds shall be raised in the IPO: (ii) following such IPO, the Common Stock of the Parent shall be listed or quoted on the New York Stock Exchange; the Nasdaq Stock Market System or any other national securities exchange acceptable to the Majority Holders (each a “National Securities Exchange”); (iii) immediately prior to such IPO, the Option Shares issued under the Option held by the Selling Parties under the Option Agreement shall be converted into shares of Parent Common Stock which shall have a “Market Value” (hereinafter defined) of up to Sixteen Million Four Hundred and Fifty Six Thousand ($16,456,000) Dollars, and in no event less than Eight Million Two Hundred and Twenty Eight Thousand ($8,228,000) Dollars, (iv) immediately prior to such IPO, the Option Shares shall represent at least 20.575% of the Fully-Diluted Common Stock of Parent, representing 82.28% of 25%, (v) immediately prior to such IPO, the EDI Employees shall hold the EDI Employee Transaction Bonus Shares; and (vi) immediately prior to such IPO, Parent shall have established the EDI Employee Stock Option Plan to permit EDI employees to participate in the Parent Incentive Stock Option Plan pursuant to Section 5.3 and the Option Agreement; or”

7. Section 2.1 of the Purchase Agreement is deleted in its entirety and is replaced by the following Section 2.1

“2.1 Purchase of ETL Minority Shares. Within thirty (30) days upon occurrence of, and using the proceeds from, a Liquidity Event, Parent shall purchase from K Laser International Co., Ltd. (“K Laser International”) all of the equity capital in ETL owned by K Laser International, representing a total of 15.66% of the issued and outstanding share capital of ETL, for a total of 12 million RMB, which shall be paid on the basis of USD $1.0 million in cash in 30 days from the Closing Date and the balance in cash shall be paid on the earlier to occur of (a) March 31, 2016, or (b) completion of a debt financing for the Parent,. All payments of the purchase price for the ETL shares shall be paid in RMB at the exchange rate with USD on the dates of payment.

8. Exhibit A to the Option Agreement deleted in its entirety and is replaced by the attached Exhibit A.

9. Section 2.1(g) of the Option Agreement is deleted in its entirety and is replaced by the following Section 2.1(g):

“(g) Fully-Diluted Common Stock. Based on (i) the Subject Shares purchased by the Company under the Share Purchase Agreement represents 82.28% of the 33,000,000 Existing Everest Shares (as defined in the Share Purchase Agreement), and (ii) the acquisitions of Genesis, EDI and Globisens are consummated, immediately following a Liquidity Event (but excluding shares of Company Common Stock or warrants issued in connection with the Company IPO or other Liquidity Event), it is anticipated that the outstanding Fully-Diluted Common Stock of the Company would be as follows:

Stockholder Group	Fully-Diluted Company Common Stock
	No. of Shares	%
Initial Shareholders	4,439,781	45.865%
Warrants to purchase Boxlight Common Stock	794,140	8.204%
Logical Choice Technologies Former Stockholders	385,505	3.982%
Boxlight Employee Stock Option Pool	705,813	7.291%
Everest Display, Inc. Majority Stockholders Option Shares	1,991,627	20.575	%(*)
Everest Display, Inc. Stock Option Pool	483,965	5.000%
Everest Display, Inc. Transaction Bonus Shares	159,330	1.646%
Globisens Stockholders	332,691	3.437%
Genesis Collaboration, LLC Former Members	387,170	4.000%
Fully-Diluted Common Stock	9,680,022	100.000%

(*) Upon the occurrence of a Liquidity Event, the shares of Fully-Diluted Common Stock issued to the Everest Display Inc. Majority Stockholders shall represent not less than 20.575% of the Fully-Diluted Common Stock of the Company. In the event that the Subject Shares and any additional Everest common shares purchased by the Company under the Share Purchase Agreement are in excess of 82.28% of the Existing Everest Shares, then the number of shares of Fully-Diluted Company Common Stock issued to the Option Holders and other Everest Display shareholders shall be increased to a maximum of 25% of the Fully-Diluted Company Common Stock.

(**) The foregoing numbers are after giving effect to a series of reverse stock splits, and a 2:1 forward stock split to be effected prior to the consummation of the IPO, and assumes that a total 3,947,572 shares of Parent Common Stock shall be outstanding immediately prior to the Company’s proposed initial public offering (9,680,022 shares of Fully-Diluted Common stock, including warrants to purchase Parent Common Stock), which outstanding Common Stock shall have a “Maximum Market Value” (hereinafter defined) immediately prior to the initial public offering of (USD) $80,000,000. If such reverse stock split or forward stock split ratios shall change the number of shares of Fully-Diluted Company Common Stock issued to the Option Holders and other Everest Display shareholders shall be appropriately and equitably adjusted, but the percentages of the issued and outstanding shares of Fully-Diluted Common Stock issued to the Option Holders and other Everest Display shareholders shall not change.”

9. Section 2.1(i) of the Option Agreement is hereby deleted in its entirety and is replaced by the following Section 2.1(i)

“(i) Maximum Market Value and Minimum Market Value. Notwithstanding anything to the contrary, express or implied, contained in this Agreement, unless otherwise approved in writing by the Shareholders Representative, in no event shall the Company consummate its initial public offering unless the total number of shares of Fully-Diluted Common Stock (excluding warrants to purchase Parent Common Stock) immediately prior to consummation of the initial public offering multiplied by the initial per share offering price of shares sold to the public (the “Market Value”) shall be not less than $80,000,000, as a result of which the Option Shares issued under the Option held by the Selling Parties under the Option Agreement shall be converted into shares of Parent Common Stock which shall have a Maximum Market Value of up to Sixteen Million Four Hundred and Fifty Six Thousand ($16,456,000) Dollars, and a Minimum Market Value of not less than Eight Million Two Hundred and Twenty Eight Thousand ($8,228,000) Dollars.”

All references to the Liquidity Event and the Closing and the Outside Closing Date in both the Purchase Agreement and the Option Agreement shall mean January 15, 2016.

10. In the event of any inconsistency between the terms of the Purchase Agreement and/or the Option Agreement with terms and conditions set forth in this Amendment No. 6, the provisions of this Amendment No. 6 shall govern.

11. Except as amended by this Agreement all of the terms and conditions of the Purchase Agreement and the Option Agreement shall remain in full force and effect and are incorporated herein by this reference as though more fully set forth herein at length.

**********************

Signature page follow

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement on the date first above written.

Parent:	BOXLIGHT CORPORATION (formerly, Logical Choice Corporation)

	By:	/s/ Mark Elliott
	Name:	Mark Elliott
	Title:	CEO

Purchaser:	寶萊特科技股份有限公司 BOXLIGHT HOLDINGS, LTD.

	By:	/s/ Mark Elliott
	Name:	Mark Elliott
	Title:	Chairman

Vert:	VERT CAPITAL CORP.

	By:	/s/ Michael Pope
	Name:	Michael Pope
	Title:	Managing Director

Majority Shareholders:	K LASER TECHNOLOGY INC. in its capacity as Majority Shareholder and for the purpose of ARTICLES I, II, V, X, VI, VIII and X, as Shareholders’ Representative

	By:	/s/ Alex Kuo
	Name:	Alex Kuo
	Title:	Chairman

Exhibit A-1

to Share Purchase Agreement

Capitalization of Everest and EVEREST GROUP

EVEREST DISPLAY INC.

MAJORITY SHAREHOLDERS

Name	Shares	%
林慶龍	600,000	1.82%
陳文進	600,000	1.82%
唐逸中	600,000	1.82%
陳際榮	594,500	1.80%
呂世傑	600,000	1.82%
光群雷射科技股份有限公司 (K-LASER TECHNOLOGY INC.)	12,767,856	38.69%
瑜得科技股份有限公司 (ULTMOST TECHNOLOGY CORP.)	1,848,550	5.60%
英屬維京群島商貝斯通有限公司 (BEST TONE ASSOCIATES LTD.)	970,200	2.94%
英屬維京群島商新界科技有限公司 (NEWEDGE TECHNOLOGY LTD.)	970,200	2.94%
瑜得電子有限公司(ULTMOST ELECTRONIC LTD.)	970,200	2.94%
香港華得電子有限公司(CLAVIS LTD.)	970,200	2.94%
英屬維京群島商MW CAPITAL INC. (MW CAPITAL INC.)	550,000	1.67%
何美玲	1,647,433	4.99%
李美慧	1,000,000	3.03%
賴榮秀	214,198	0.65%
王永寬	600,000	1.82%
郭巧思	1,650,000	5.00%
Total	27,153,337	82.28%

Exhibit A-4

to Share Purchase Agreement

Guang Feng International Ltd.

Shareholders

Name	Paid in Capital	%
EVEREST DISPLAY INC.	7,806,691.25	100%

Subsidiary Options

Name of Holders	Number of Units	%
N/A	0	N/A

Note

Name of Holders	Number of Units	%
N/A	0	N/A

Everest Technology Ltd.

Shareholders

Name	Paid in Capital (RMB)%
Guang Feng International Ltd.	24,189,491.08	53.03%
K LASER INTERNATIONAL CO. LTD.	7,142,893.14	15.69%
无锡新区创新创业投资集团有限公司	2,857,066.02	6.263%
无锡创业投资集团有限公司	2,857,066.02	6.263%
无锡高新技术风险投资股份有限公司	8,571,654.24	18.790%

Subsidiary Options

Name of Holders	Number of Units	%
N/A	0	N/A

Note

Name of Holders	Number of Units	%
N/A	0	N/A

Boxlight Latinoamerica S.A. De C.V.

Shareholders

Name	Paid in Capital	%
Guang Feng International Ltd.	Pesos 50,000.00	99.998%
WeiWu Alex Kuo	Pesos 1.00	0.002%

Subsidiary Options

Name of Holders	Number of Units	%
N/A	0	N/A

Note

Name of Holders	Number of Units	%
N/A	0	N/A

Boxlight Latinoamerica Servicios De C.V.

Shareholders

Name	Paid in Capital	%
Guang Feng International Ltd.	Pesos 49,999.00	99.998%
WeiWu Alex Kuo	Pesos 1.00	0.002%

Subsidiary Options

Name of Holders	Number of Units	%
N/A	0	N/A

Note

Name of Holders	Number of Units	%
N/A	0	N/A

Exhibit A

to Option Agreement

list of Majority shareholders

MAJORITY SHAREHOLDERS

Name	Number of Shares of Everest Display, Inc. Owned
林慶龍	600,000
陳文進	600,000
唐逸中	600,000
陳際榮	594,500
呂世傑	600,000
光群雷射科技股份有限公司 (K-LASER TECHNOLOGY INC.)	12,767,856
瑜得科技股份有限公司 (ULTMOST TECHNOLOGY CORP.)	1,848,550
英屬維京群島商貝斯通有限公司 (BEST TONE ASSOCIATES LTD.)	970,200
英屬維京群島商新界科技有限公司 (NEWEDGE TECHNOLOGY LTD.)	970,200
瑜得電子有限公司(ULTMOST ELECTRONIC LTD.)	970,200
香港華得電子有限公司(CLAVIS LTD.)	970,200
英屬維京群島商MW CAPITAL INC. (MW CAPITAL INC.)	550,000
何美玲	1,647,433
李美慧	1,000,000
賴榮秀	214,198
王永寬	600,000
郭巧思	1,650,000

Exhibit A

AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS OF THE
SERIES C CONVERTIBLE PREFERRED STOCK OF
BOXLIGHT CORPORATION

PURSUANT TO SECTION 78.195
OF THE NEVADA REVISED STATUTES

I, Sheri Lofgren, hereby certify that I am the Chief Financial Officer of Boxlight Corporation, formerly, known as Logical Choice Corporation (the “Corporation”), a corporation organized and existing under the Nevada Revised Statutes, and further do hereby certify:

That pursuant to the authority expressly conferred upon the Board of Directors of the Corporation (the “Board”) by the Corporation’s Articles of Incorporation, as amended (the “Articles of Incorporation”), the Board on December 16, 2015, adopted the following resolutions creating a series of preferred stock designated as Series C Convertible Preferred Stock, none of which have been issued:

RESOLEVED that these Amended and Restated Certificate of Designations of the Series C Preferred Stock shall restate in their entirety, the Certificate of Designations for the Series C Preferred Stock filed pursuant to Section 78.195 of the NRS on September 24, 2015, as amended on December 16, 2015; and

RESOLVED, that the Board designates the Series C Convertible Preferred Stock and the number of shares constituting such series, and fixes the rights, powers, preferences, privileges and restrictions relating to such series in addition to any set forth in the Articles of Incorporation as follows:

TERMS OF SERIES C CONVERTIBLE PREFERRED STOCK

ARTICLE I Designation and Number.

1.1 A series of Preferred Stock, designated as Series C Convertible Preferred Stock (“Series C Preferred Stock”), par value $0.0001 per share, is hereby established. The number of authorized shares of Series C Preferred Stock shall initially be 270,000 shares (as adjusted, pursuant to Section 0, the “Authorized Shares”), and the stated value amount per share of Series C Preferred Stock shall be $22.20 (the “Stated Value Per Share”), or $5,994,018 as to all shares of Series C Preferred Stock.

1.2 Pursuant to the Share Purchase Agreement, the Company acquired a minimum of 82.28% of the issued and outstanding common shares of Everest Display, Inc. and may acquire additional common shares of Everest Display, Inc.

1.3 The Series C Preferred Stock is being issued pursuant to the terms of the Everest Option Agreement.

1.4 As used in this Certificate, the term “Automatic Conversion Shares” shall mean the aggregate number of shares of Company Class A Common Stock issuable upon the automatic conversion of all of the Series C Preferred Stock into such Class A Common Stock upon the occurrence of a Liquidity Event; being that number of shares of Class A Common Stock resulting from (a) multiplying the final percentage of the issued and outstanding common shares of Everest Display, Inc. acquired by the Company by not less than 82.28% of Ten Million ($10,000,000) Dollars, or a Sixteen Million Four Hundred and Fifty Six Thousand ($16,456,000) Dollars, and (b) dividing the product thereof by the Per Share Price; provided, that, the Automatic Conversion Shares being that number of shares of Class A Common Stock which shall represent not less than 20.575% and not more than 25.00% of the Fully-Diluted Common Stock of the Corporation. For the avoidance of doubt, in connection with the contemplated IPO, and after giving effect (i) a series of reverse stock splits aggregating a 1:6.485 reverse stock split (one full share for each 12.54 shares previously outstanding) of the outstanding Common Stock of the Corporation, and (ii) a 1.9336909 forward stock split of the outstanding Common Stock of the Corporation, the Automatic Conversion Shares will be 1,991,627 shares of Class A Common Stock and, together with the Bonus Shares contemplated by the Share Purchase Agreement, such Automatic Conversion Shares shall be an aggregate of 2,150,957 shares of Class A Common Stock, or approximately 22.22% of the Fully-Diluted Common Stock of the Corporation. In the event that such reverse stock split ratio and forward stock split ratio shall change, then the number of shares of Series A Common Stock issuable as Automatic Conversion Shares shall change, but the aggregate number of shares of such Class A Common Stock upon the occurrence of a Liquidity Event shall continue to represent not less than 20.575% and not more than 25.00% of the Fully-Diluted Common Stock of the Corporation.

1.5 As used in this Certificate, the term “Everest Option Agreement” shall mean the option agreement, dated as of January 20, 2015, as amended on March 27, 2015 and as further amended on June 1, 2015, July 10, 2014, September 30, 2015, November 6, 2015 and December 16, 2015, among the Corporation, K Laser Technology, Inc. and other parties thereto.

1.6 As used in this Certificate, the term “Fully-Diluted Common Stock” shall have the same meaning as the definition of “Fully-Diluted Common Stock of the Parent” as set forth in the Share Purchase Agreement.

1.7 As used in this Certificate, the term “Holder” shall mean one or more holder(s) of shares of Series C Preferred Stock.

1.8 As used in this Certificate, the term “Majority Holders” shall mean those persons who were issued a majority of the shares of Series C Preferred Stock pursuant to the terms of the Everest Option Agreement to the extent that such persons continue to own capital stock in the Corporation.

1.9 As used in this Certificate, the term “Share Purchase Agreement” shall mean the share purchase agreement dated as of as of January 20, 2015, as amended on March 27, 2015 and as further amended on June 1, 2015, July 10, 2015, September 30, 2015, November 6, 2015 and December 16, 2015 among K Laser Technology, Inc., Boxlight Display, Inc., and the other Majority Shareholders (as defined in the Share Purchase Agreement), the Corporation and Vert Capital Corp.

1.10 As used in this Certificate, the term “Liquidity Event” shall have the meaning as such term is defined in the Share Purchase Agreement.

1.11 As used in this Certificate, the term “Market Value” shall have the meaning as such term is defined in the Share Purchase Agreement.

1.12 As used in this Certificate, the term “Per Share Price” shall have the meaning as such term is defined in Section 1.6 of the Share Purchase Agreement.

1.13 As used in this Certificate, the term “IPO” shall have the meaning as such term is defined in Section 1.6 of the Share Purchase Agreement.

1.14 The term “Company” as used in the Share Purchase Agreement and in the Option Agreement shall mean the Corporation.

ARTICLE II Rank. All shares of the Series C Preferred Stock shall rank senior to (i) to the Corporation’s Common Stock, $0.0001 par value per share, of the Corporation (the “Common Stock”) and any other class of securities which is specifically designated as junior to the Series C Preferred Stock (collectively, with the Common Stock, the “Junior Securities”); and (ii) pari passu with any other class or series of Preferred Stock of the Corporation hereafter created specifically ranking, by its terms, on parity with the Series C Preferred Stock, including without limitation, 2,500,000 shares of Series A Preferred Stock, $1.00 stated value per share, 1,000,000 shares of Series B Preferred Stock, $1.00 stated value per share and all other shares of Preferred Stock of the Corporation (other than the Series C Preferred Stock) to be issued in series in connection with the “Acquisitions” of the “Target Companies,” as those terms are defined in the Everest Option Agreement, and to any notes, convertible securities or class or series of capital stock of the Corporation (including Preferred Stock) hereafter issued for the purpose of consummating any public or private financing (collectively, the “Pari Passu Securities”), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

ARTICLE III Dividends.

3.1 The Holders shall be entitled to receive if, at the times set forth in this Section 0, cumulative annual dividends per share equal to six percent (6%) of the aggregate Liquidation Preference (hereinafter defined) of the issued and outstanding Series C Preferred Stock. Accrual of such dividends shall be computed on a 365-day basis, and shall be payable in full when the Series C Preferred Stock is redeemed by the Corporation in the manner provided in paragraph (0) below. Such dividends shall be payable annually each anniversary of the issue date of the Series C Preferred Stock in additional shares of Series C Preferred Stock, and such dividends shall accrue whether or not declared and regardless of whether there are profits, surplus or other funds legally available for payment of dividends, and shall be earned or payable from and after the issue date of the Series C Preferred Stock. All dividends paid with respect to shares of Series C Preferred Stock pursuant to this Section 0 shall be paid pro rata to the Holders entitled thereto. Dividends on the Series C Preferred Stock may not be declared, paid or set apart for payment, nor may the Corporation redeem, purchase or otherwise acquire any shares of Series C Preferred Stock, if the Corporation is not solvent or would be rendered insolvent thereby.

3.2 Except as otherwise set forth in this Section 0, the Series C Preferred Stock shall not pay a fixed or other dividend. The Holders shall, however, be entitled to receive dividends when, as, and if declared by the Board, in an amount which shall be paid pro rata on the Common Stock and the Series C Preferred Stock, on an equal priority, pari passu basis, according to the number of shares of Common Stock held by the stockholders, where each Holder is to be treated for this purpose as holding (in lieu of such shares of Series C Preferred Stock) the greatest whole number of shares of Common Stock then issuable upon conversion in full of such shares of Series C Preferred Stock. The right to such dividends on shares of Series C Preferred Stock shall not be cumulative, and no right shall accrue to Holders by reason of the fact that dividends on said shares are not declared in any period, nor shall any undeclared or unpaid dividend bear or accrue interest.

Article IV Liquidation Preference. In the event of a merger, sale (of substantially all assets or stock), any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, then, either (i) simultaneous with any distribution or payment on Pari Passu Securities, and (ii) before any distribution or payment shall be made to the holders of the Common Stock or any other Junior Securities, each Holder of Series C Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders, an amount (the “Liquidation Preference”) equal to (i) the product of (A) the aggregate number of shares of Series C Preferred Stock then outstanding, (B) the Stated Value Per Share and (C) a multiple of 3.71 plus (ii) any accrued but unpaid dividends. If the assets of the Corporation are not sufficient to generate cash sufficient to pay in full the Liquidation Preference, then the Holders of Series C Preferred Stock shall share ratably (together with holders of any Pari Passu Securities) in any distribution of cash generated by such assets in accordance with the respective amounts that would have been payable in such distribution as if the amounts to which the Holders of outstanding shares of Series C Preferred Stock are entitled were paid in full.

ARTICLE V. Voting Rights. Each share of Series C Preferred Stock shall have a number of votes equal to the number of shares of Common Stock then issuable upon conversion of each share of Series C Preferred Stock. Except as otherwise set forth herein, the Holders shall have no right to vote as a separate class on any matter submitted to vote by the stockholders of the Corporation, excluding, however, any proposed amendment that would alter any right given to the Series C Preferred Stock; in which event the Series C Preferred Stock may vote as a separate class with respect to such amendment. Holders shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation and shall vote with holders of the Common Stock upon the election of directors and upon any other matter submitted to a vote of stockholders. Fractional votes by the Holders shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series C Preferred Stock held by each Holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

ARTICLE VI Conversion.

6.1 Conversion Ratio. Each full share of Series C Preferred Stock shall be convertible into Company Class A Common Stock of the Corporation, at any time, into that number of shares of Company Class A Common Stock at a conversion ratio per share of Series C Preferred Stock as shall be determined by dividing (A) the number of Authorized Shares, by (B) that number of shares of Common Stock equal to the number of Automatic Conversion Shares (the “Series C Conversion Ratio”). Accordingly the initial conversion ratio (the “Conversion Ratio”), shall be determined by dividing one share of the Series C Preferred Stock by the Series C Conversion Ratio; provided, that, depending upon the final percentage of the “Existing Everest Shares” (as defined in the Share Purchase Agreement) that is acquired by the Corporation the number of Conversion Shares (defined below) and the Series C Conversion Ratio shall result in all of the Conversion Shares having a Market Value of Sixteen Million Four Hundred and Fifty Six Thousand ($16,456,000) Dollars (the “Market Value”), and shall result in all of the Conversion Shares representing not less than 20.575% of the Fully-Diluted Company Common Stock and not more than 25.0% of the Fully-Diluted Company Common Stock.

For the avoidance of doubt, in the event and to the extent that the Automatic Conversion Shares shall represent less than 20.575% of the Fully-Diluted Common Stock (subject to increase, as provided above, if the Corporation acquires in excess of 82.28% of the Existing Everest Shares under the Share Purchase Agreement), upon the optional or automatic conversion of the Series C Preferred Stock, the Holders of Series C Preferred Stock shall be entitled to receive, in addition to such Automatic Conversion Shares, the “Adjustment Shares” as defined in the Everest Option Agreement. In addition, if the product of multiplying the Per Share Price by the number of Automatic Conversion Shares shall result in a Market Value of less than the Sixteen Million Four Hundred and Fifty Six Thousand ($16,456,000) Dollars Market Value, the number of Automatic Conversion Shares shall similarly be subject to increase by the issuance of additional shares of Common Stock.

6.2 Optional Conversion. The Holders of shares of Series C Preferred Stock may, at their option and at any time or from time to time, convert all or any portion of their shares of Series C Preferred Stock into Common Stock of the Corporation at any time or from time to time (an “Optional Conversion”). In order to effect an Optional Conversion, a Holder of shares of Series C Preferred Stock shall: (i) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion to the Corporation (Attention: Secretary) and (ii) surrender or cause to be surrendered the original certificates representing the Series C Preferred Stock being converted (the “Series C Preferred Stock Certificates”), duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation. Upon receipt by the Corporation of a facsimile copy of a Notice of Conversion from a Holder, the Corporation shall promptly send, via facsimile, a confirmation to such Holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion. The Corporation shall not be obligated to issue shares of Common Stock upon a conversion unless either the Series C Preferred Stock Certificates are delivered to the Corporation as provided above, or the Holder notifies the Corporation that such Series C Preferred Stock Certificates have been lost, stolen or destroyed and delivers the documentation to the Corporation.

6.3 Automatic Conversion. Notwithstanding anything to the contrary contained herein, express or implied, but subject at all times to the adjustment provisions of Section 6.4 below, immediately following the occurrence of (i) a Liquidity Event and (ii) the exercise of the Option (as defined in the Option Agreement), all, and not less than all, of the then issued and outstanding shares of Series C Preferred Stock shall automatically, and without any further action on the part of the Corporation or the Holder, be converted (an “Automatic Conversion”) into that number of Automatic Conversion Shares that shall (a) have an aggregate Market Value of $16,456,000, and (b) represent not less than 20.575% of the Fully-Diluted Common stock and not more than 25.0% of the Fully-Diluted Common Stock, less the aggregate number of shares of Common Stock previously issued in connection with any one or more Optional Conversions contemplated by Section 6.2 above. Each Holder of Series C Preferred Stock shall be entitled to receive his, her or its pro-rata portion of the Automatic Conversion Shares determined by the amount by which the number of shares of Common Stock into which all of such Holder’s shares of Series C Preferred Stock may be converted pursuant to the Conversion Ratio, bears to the total number of Automatic Conversion Shares.

For the avoidance of doubt, in connection with the contemplated IPO, and after giving effect to (i) a series of reverse stock splits of the outstanding Common Stock of the Corporation, and (ii) a 1.9336909 forward stock split of the outstanding Common Stock of the Corporation, the Automatic Conversion Shares will be up to 1,991,627 shares of Class A Common Stock and, together with the Bonus Shares contemplated by the Share Purchase Agreement, such Automatic Conversion Shares shall be an aggregate of 2,150,957 shares of Class A Common Stock, or approximately 22.22% of the Fully-Diluted Common Stock of the Corporation. In the event that such reverse stock split ratio shall be other than 1:6.485, as adjusted by a 1.9336909 forward stock split consummated prior to completion f the IPO, then the number of shares of Series A Common Stock issuable as Automatic Conversion Shares shall change, but the aggregate number of shares of such Class A Common Stock upon the occurrence of a Liquidity Event (including the Bonus Shares) shall continue to represent not less than 22.22% and not more than 25.00% of the Fully-Diluted Common Stock of the Corporation.

Adjustment for Reclassification, Exchange, and Substitution. If at any time or from time to time after the date upon which the first share of Series C Preferred Stock was issued by the Corporation (the “Original Issue Date”), the shares of Company Class A Common Stock issuable upon the conversion of the Series C Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or otherwise, then, in any such event, Holders shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or other change by a holder of the number of shares of Company Class A Common Stock into which such shares of Series C Preferred Stock could have been converted immediately prior to such recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or other change, or with respect to such other securities or property by the terms thereof.

6.5 Adjustment Upon Common Stock Event. In the event that a Common Stock Event occurs at any time or from time to time after the Original Issue Date, the aggregate number of shares of Common Stock into which the Series C Preferred Stock may be converted (the “Conversion Shares”) in effect immediately prior to such event shall, simultaneously with the occurrence of such Common Stock Event, shall be proportionately decreased or increased, as appropriate. The Conversion Shares shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term “Common Stock Event” shall mean: (a) the declaration or payment of any dividend or other distribution on the Common Stock, without consideration, payable to one or more stockholders in additional shares of Company Class A Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock; (b) a subdivision (by stock split, reclassification or otherwise) of the outstanding shares of Common Stock into a greater number of shares of Common Stock; or (c) a combination or consolidation (by reverse stock split) of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

6.6 Adjustment of Series C Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall, at any time after the Original Issue Date and prior to a Liquidity Event, issue additional shares of Company Class A Common Stock or Preferred Stock that is convertible into shares of Common Stock, then the Series C Conversion Price and the Conversion Ratio shall be adjusted concurrently with such issue, so that the Series C Preferred Stock shall continue to represent not less than twenty percent (20%) of the Fully-Diluted Common Stock of Company.

1.3 Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Company Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Series C Preferred Stock such number of its shares of Company Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Company Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Company Class A Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Corporation’s Articles of Incorporation.

6.8 Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series C Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series C Preferred Stock by a Holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.

ARTICLE VII No Reissuance of Series C Preferred Stock. No share or shares of Series C Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

ARTICLE VIII Redemption. The Series C Preferred Stock is not redeemable.

ARTICLE IX Notice. Except as may otherwise be provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of receipt of such notice or four business days after the mailing of such notice, if sent by registered mail, with postage pre-paid, addressed: (1) if to the Corporation, to the attention of its corporate secretary or to an agent of the Corporation designated as permitted by the Corporation’s Articles of Incorporation, as amended; (2) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Corporation (which may include the records of the Corporation’s transfer agent); or (3) to such other address as the Corporation or Holder, as the case may be, shall have designated by notice similarly given.

ARTICLE X Amendment. This Certificate of Designation or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the Nevada Revised Statutes, of (i) a majority of the outstanding Series C Preferred Stock, voting separate as a single class, and (ii) with such other stockholder approval, if any, as may then be required pursuant to the Nevada Revised Statutes and the Articles of Incorporation.

ARTICLE XI Limitation on Transfer.

11.1 The, sale, offer to sell, contract to sell, assignment, pledge, hypothecation, encumbrance or other transfer (collectively, “Transfer”), directly or indirect, by any Holder or holder of the Conversion Shares issuable upon conversion of such shares of Series C Preferred Stock, including (i) the use of the any shares of Series C Preferred Stock or Conversion Shares (collectively, “Capital Stock”) as collateral for any borrowing, or (ii) the granting of purchase options to any other person or entity, shall be prohibited until 180 days from the date of this Certificate of Designation; provided, however, that a Transfer by a holder of Capital Stock (a “Capital Stock Holder”), (certified by such Capital Stock Holder to the Corporation that such Transfer is for estate planning purposes), to (A) an immediate family member (child, sibling, spouse or Company); (B) a trust, corporation, partnership, limited partnership or limited liability Corporation that is an “affiliate” (at that term is defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of such Capital Stock Holder; or (C) in the case of a Capital Stock Holder that is an entity, stockholders, members, partners or other equity holders of such Capital Stock Holder shall be permitted. To the extent of any permitted Transfer, the transferee of such transferred Capital Stock shall acquire the same subject to the provisions set forth herein.

11.2 In the event of any stock dividend, stock split, recapitalization, or other change affecting the Corporation’s outstanding Common Stock effected without receipt of consideration, then any new, substituted, or additional securities distributed to a Holder with respect to Capital Stock shall be immediately subject to the provisions of this Section 11.2 , to the same extent the Capital Stock is at such time covered by such provisions.

11.3 In addition to any restrictive legend required under Rule 144, the certificate for each share of Series C Preferred Stock and Conversion Shares shall contain the following legend:

“Except in limited circumstances, the sale, offer to sell, contract to sell, assignment, pledge, hypothecation, encumbrance or other transfer (collectively, “Transfer”) of the shares represented by this certificate are restricted in accordance with the provisions of the Certificate of Designations of the Series C Preferred Stock, dated September 30, 2015, a copy of which is available at the offices of the Corporation.”

11.4 Any purported Transfer of any of the Capital Stock that is not in accordance with this Section 0 shall be null and void, and shall not operate to transfer any right, title or interest in such Capital Stock to the purported transferee. Each Holder of Capital Stock agrees that the Corporation shall be entitled to prohibit the Transfer of any Capital Stock to be made on its books unless the Transfer is permitted hereunder and has been made in accordance herewith.

ARTICLE XII Protective Provisions.

So long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not, nor shall it permit any of its subsidiaries to, take or agree to take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent) of the Holders of a majority of the issued and outstanding Series C Preferred Stock (the “Series C Majority Holders”):

12.1 alter or change the rights, preferences or privileges of the Series C Preferred Stock, or increase the authorized number of shares of Series C Preferred Stock in excess of 270,000 Shares; or

12.2 issue any shares of Series C Preferred Stock to Persons, other than to Option Holders pursuant to the Option Agreement; or create or authorize the creation of or issue any shares of Preferred Stock or any other security convertible or exercisable for any equity security having rights, preferences or privileges senior to or on parity with the Series C Preferred Stock.

ARTICLE XIII Co-Sale Rights.

13.1 If a Holder proposes to sell any shares of its Series C Preferred Stock (the “Selling Holder”) then the Selling Holder shall promptly give written notice (the “Notice”) to each of the other Holders at least 30 days prior to the closing of such sale. The Notice shall describe in reasonable detail the proposed sale including, without limitation, the number of shares of Series C Preferred Stock to be transferred, the nature of such sale, the consideration to be paid, and the name and address of each prospective purchaser or transferee.

13.2 Each other Holder (the “Participating Holder”) shall have the right, exercisable upon written notice to such Selling Holder within 15 days of the Notice, to participate in such sale of Series C Preferred Stock on the same terms and conditions. Such notice shall indicate the number of shares of Series C Preferred Stock such Participating Holder wishes to sell.

(a) Each Participating Holder shall effect its participation in the sale by promptly delivering to such Selling Holder for transfer to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent the number of shares of Series C Preferred Stock which such Participating Holder elects to sell.

(b) The stock certificate or certificates that the Participating Holder delivers to such Selling Holder shall be transferred to the prospective purchaser in consummation of the sale of the Series C Preferred Stock pursuant to the terms and conditions specified in the Notice, and the Selling Holder shall concurrently therewith remit to such Participating Holder that portion of the sale proceeds to which such Participating Holder is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from a Participating Holder exercising its rights of co-sale hereunder, such Selling Holder shall not sell to such prospective purchaser or purchasers any Series C Preferred Stock held by Selling Holder unless and until, simultaneously with such sale, such Selling Holder shall purchase such shares or other securities from such Participating Holder on the same terms and conditions specified in the Notice.

(c) To the extent that the Participating Holders do not elect to participate in the sale of the Series C Preferred Stock held by such Selling Holder subject to the Notice, such Selling Holder may enter into an agreement providing for the closing of the sale of such Series C Preferred Stock within thirty (30) days of such agreement on terms and conditions not materially more favorable to the transferor than those described in the Notice. Any proposed sale on terms and conditions materially more favorable than those described in the Notice, as well as any subsequent proposed sale of any of the Series C Preferred Stock by a Selling Holder, shall again be subject to the co-sale rights of the Participating Holders and shall require compliance by a Selling Holder with the procedures described in this Section 13.

ARTICLE XIV Miscellaneous.

14.1 Cancellation of Series C Preferred Stock. If any shares of Series C Preferred Stock are converted pursuant to this Certificate of Designations, the shares so converted or redeemed shall be canceled, shall return to the status of authorized, but unissued Series C Preferred Stock of no designated series, and shall not be issuable by the Corporation as Series C Preferred Stock.

14.2 Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the lost, theft, destruction or mutilation of any Series C Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, the Series C Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Series C Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated Series C Preferred Stock Certificate(s) if the Holder contemporaneously requests the Corporation to convert such Series C Preferred Stock.

1.3 Waiver. Notwithstanding any provision in these Certificate of Designations to the contrary, any provision contained herein and any right of the Holders of Series C Preferred Stock granted hereunder may be waived as to all shares of Series C Preferred Stock (and the Holders thereof) upon the written consent of the Series C Majority Holders, unless a higher percentage is required by applicable law, in which case the written consent of the Holders of not less than such higher percentage of shares of Series C Preferred Stock shall be required.

14.4 Information Rights. So long as shares of Series C Preferred Stock are outstanding, the Corporation will deliver to each Holder of Series C Preferred Stock (i) unaudited annual financial statements to the Holders of Series C Preferred Stock within 90 days after the end of each fiscal year; (ii) and unaudited quarterly financial statements within 45 days of the end of each fiscal quarter. Notwithstanding the foregoing in the event and to the extent that such information is electronically available on the web site of the Securities and Exchange Commission (www.sec.gov), the Corporation need not separately furnish such documents to Holders of the Series C Preferred Stock.

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The undersigned declares under penalty of perjury under the laws of the State of Nevada that the matters set forth in this certificate are true and correct of his own knowledge.

The undersigned has executed this restated certificate of designations on December __, 2015.

BOXLIGHT CORPORATION

Name:	Sheri Lofgren
Title:	Chief Financial Officer